EXHIBIT 99.1

RESOLUTION PERFORMANCE PRODUCTS 1600 Smith Street, 24th Floor Houston, TX 77002 Tel 713-241-2996 • Fax 713-241-5333
FOR IMMEDIATE RELEASE	Contact:	J. Travis Spoede Chief Financial Officer 713-241-7887

RESOLUTION PERFORMANCE PRODUCTS LLC AND RPP CAPITAL CORPORATION TO OFFER $50 MILLION OF ADDITIONAL SENIOR SUBORDINATED NOTES

HOUSTON, December 13, 2002—Resolution Performance Products LLC (“RPP”) announced today that it intends to offer, together with RPP Capital Corporation, its wholly-owned subsidiary, as co-issuer, $50 million aggregate principal amount of their 13 1/2% Senior Subordinated Notes Due 2010 (the “Notes”). The Notes, together with the $200 million aggregate principal amount of Notes, which were originally issued on November 14, 2000, and the $75 million aggregate principal amount of Notes, which were issued on November 14, 2001, would be treated as a single class of securities under RPP’s existing indenture. The net proceeds from the offering of the Notes are intended to be used to repay borrowings under RPP’s credit agreement, which has been amended effective upon completion of the offering.

The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, RPP’s intention to repay borrowings under the credit agreement. These statements are based on RPP’s current expectations and involve risks and uncertainties that could cause RPP’s actual results to differ materially from those set forth in the statements. RPP can give no assurance that such expectations will prove to be correct. Factors that could cause RPP’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in RPP’s registration statement on Form S-4 declared effective on January 15, 2002 and Form 10-Q for the three and nine months ended September 30, 2002. In addition, difficulties or delays in consummating the sale of the Notes, the proceeds of which will be used to repay borrowings under the credit agreement, as well as other difficulties in effecting such repayment of borrowings or amending the credit agreement, could cause RPP’s results to differ materially from current expectations.

RESOLUTION
PERFORMANCE PRODUCTS